SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported) February 15, 2001


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




     Delaware                       0-16014                    23-2417713
  (State or other           (Commission File Number)          (IRS Employer
  jurisdiction of                                           Identification No.)
  incorporation)



               One North Main Street - Coudersport, PA 16915-1141
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830

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Item 5.  Other Events.

On February 14, 2001, Adelphia Business Solutions, Inc., a majority owned subsidiary of the Registrant, announced that it was making a rights offering to all of its stockholders, including the Registrant. The announcement was made in a press release, a copy of which is incorporated herein by reference and is filed herewith under Item 7 as Exhibit 99.01. The press release also stated that it was the intent of the Registrant to exercise all of its rights in the rights offering, which would result in the acquisition by Registrant of approximately
63.3 million shares of the common stock of Adelphia Business Solutions, Inc. for a total purchase price of approximately $461 million.

On February 2, 2001, the Registrant sold an additional $112,500,000 aggregate principal amount of its 6% Convertible Subordinated Notes due 2006 pursuant to the exercise of the underwriters over-allotment option with respect to the public offering of such notes closed on January 23, 2001. On February 16, 2001, the Registrant received notice from the underwriters that they were exercising the over-allotment option to purchase an additional 1,350,000 shares of Class A common stock, with closing scheduled for February 22, 2001, with respect to the the public offering of such stock closed on January 23, 2001. Proceeds from these transactions will total approximately $167,571,000.

Item 7. Financial Statements and Exhibits

Exhibit 99.01 Press Release of Adelphia Business Solutions dated February 14, 2001 (filed herewith).

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 20,  2001               ADELPHIA COMMUNICATIONS CORPORATION
                                                  (Registrant)

                                       By:   /s/ Timothy J. Rigas

                                          Timothy J. Rigas
                                          Executive Vice President, Treasurer
                                          and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit 99.01 Press Release of Adelphia Business Solutions dated February 14, 2001 (filed herewith).